SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

MOLECULAR IMAGING CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MOLECULAR IMAGING CORPORATION

9530 TOWNE CENTRE DRIVE, SUITE 120

SAN DIEGO, CALIFORNIA 92121

October 28, 2004

Dear Stockholder:

You are cordially invited to attend the fiscal year 2004 Annual Meeting of Stockholders of Molecular Imaging Corporation This meeting will be held at the Company’s corporate offices located at 9530 Towne Centre Drive, Suite 120, San Diego, California 92121, 10 A.M., local time, on Tuesday, December 14, 2004.

You will find information about the meeting in this Notice and Proxy Statement. Also enclosed with the proxy materials is our annual report on Form 10-KSB for our past fiscal year.

We look forward to greeting personally those of you who are able to be present at the annual meeting. Your vote is very important and it is important that your shares are represented, whether or not you are able to be with us at the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to mark, sign, date and return the enclosed proxy card. If you attend, you will, of course, be entitled to vote in person.

Sincerely,

/s/ KENNETH C. FREDERICK
Kenneth C. Frederick Chief Executive Officer

MOLECULAR IMAGING CORPORATION

9530 Towne Centre Drive, Suite 120

San Diego, California 92121

Notice of Annual Meeting of Stockholders

To Be Held On

December 14, 2004

TO OUR STOCKHOLDERS:

The fiscal year 2004 annual meeting of stockholders of Molecular Imaging Corporation (“MIC” or the “Company”), will be held at the Company’s corporate offices located at 9530 Towne Centre Drive, Suite 120, San Diego, California 92121, on Tuesday, December 14, 2004, at 10 A.M. local time, for the purpose of considering and acting upon the following matters described in more detail in the accompanying proxy statement:

•	The election of three directors, each for a term of one year; and

•	Such other business as may properly come before the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE MATTER OUTLINED ABOVE.

The Board of Directors has fixed October 28, 2004 as the “record date” for determining stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record as of the record date will be entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS REQUESTED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. No postage is required if the proxy card is mailed in the United States. Proxy cards sent from overseas should be sent airmail or air courier to ensure they are received prior to the annual meeting. Any stockholders who attend the annual meeting, and so request, may revoke their proxy and vote their shares in person even if they have already returned a proxy card.

Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

MOLECULAR IMAGING CORPORATION

9530 TOWNE CENTRE DRIVE, SUITE 120

SAN DIEGO, CALIFORNIA 92121

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 14, 2004

MOLECULAR IMAGING CORPORATION

9530 Towne Centre Drive, Suite 120

San Diego, California 92121

PROXY STATEMENT

This proxy statement contains information and is furnished in connection with the solicitation by the Board of Directors of Molecular Imaging Corporation, a Delaware corporation (“MIC” or the “Company”), of proxies for use at the fiscal year 2004 annual meeting of stockholders of Molecular Imaging Corporation to be held at the Company’s corporate offices at 9530 Towne Centre Drive, Suite 120, San Diego, California 92121, on Tuesday, December 14, 2004, and any adjournment of the annual meeting. This proxy statement and accompanying proxy card are being mailed to stockholders on or about November 8, 2004.

ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At our annual meeting, the stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including:

•	The election of directors.

In addition, our management will report on the performance of MIC during the 2004 fiscal year and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE AT THE MEETING?

The Board of Directors has fixed the close of business on October 28, 2004, as the “record date” for the determination of stockholders who are entitled to notice of the meeting and who are entitled to vote at the annual meeting. As of the record date we had 56,267,801 outstanding shares of common stock, par value $.0001 per share. Only these holders of common stock will be entitled to notice of and to vote at the annual meeting. Each share of common stock represents one vote on any and all matters voted upon at the annual meeting.

WHAT ARE THE VOTING RIGHTS OF THE STOCKHOLDERS?

The holders of our common stock will vote together as a single class on all matters to be acted upon at the annual meeting and each holder of common stock will be entitled to one vote per share of common stock held.

HOW DO I VOTE AND WHO WILL VOTE MY PROXY?

If you properly complete, sign and return the accompanying proxy card, it will be voted as you direct. Kenneth C. Frederick and Steven J. Davis, the persons named as proxies on the proxy card accompanying this proxy statement, will vote each properly executed and returned proxy as indicated on the directions of the returned proxy, or if no direction is indicated, the proxy will be voted in accordance with the recommendations of our Board of Directors contained in this proxy statement. Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the annual meeting. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

MAY I REVOKE MY PROXY?

Yes. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by our Secretary, at or prior to the annual meeting, of either an instrument revoking the proxy or a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by attending the annual meeting and requesting to vote in person. Please note that attendance at the annual meeting without requesting to vote in person will not revoke a previously granted proxy.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

It depends on the manner in which you hold your shares.

If you hold your shares in your name, you may only vote by:

•	Returning a properly executed proxy card; or

•	By voting in person at the annual meeting.

You may not vote by telephone or electronically through the Internet, except as described below.

However, if your shares are registered in the name of a bank, brokerage firm, or other custodian (so you are a “beneficial” owner), you may vote by:

•	Returning a properly executed proxy card;

•	Submitting a proxy from the custodian at the annual meeting; or

•	You may also be eligible to vote electronically via the Internet or by telephone.

A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides beneficial owners the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, the voting instruction form for ADP will provide instructions for electronic voting.

WHAT CONSTITUTES A QUORUM?

The presence at the meeting of at least a majority of the outstanding shares of our common stock entitled to vote, whether present in person or by proxy, will constitute a quorum. A quorum must be present at the annual meeting to permit the conduct of business.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

The affirmative vote of a plurality of the votes cast at the annual meeting is required to elect directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted for the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. “Broker non-votes” are not included in the tabulation of the vote concerning the election of our directors and, therefore, do not have the effect of votes in opposition to that election.

HOW WILL VOTES BE TABULATED?

The election inspectors appointed for the annual meeting will tabulate the votes cast in person or by proxy at the annual meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as un-voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be counted for purposes of determining the presence of a quorum.

WHAT ARE THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

Unless you give other instructions on your proxy card, the persons named above will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

•	FOR the election of directors.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

DOES THE BOARD OF DIRECTORS HAVE AN AUDIT COMMITTEE?

Yes. At a meeting on January 30, 2002, the Board of Directors established an Audit Committee to consist of at least two (2) directors. The Audit Committee has adopted a written Audit Committee Charter, which was filed as an Appendix to last year’s proxy statement. The current members of the Audit Committee are Dr. Axel Steudle (as Chair) and Kenneth Frederick. The Company believes Dr. Axel Steudle is “independent” as defined in the listing rules of the National Association of Securities Dealers (the “NASD”). Mr. Frederick is the Chief Executive Officer of the Company and is therefore not considered to be “independent” as defined in the NASD listing rules. During Fiscal Year ended June 30, 2004, the Audit Committee met six (6) times to review and discuss our financial statements and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication With Audit Committee”.

DOES THE BOARD OF DIRECTORS HAVE A COMPENSATION COMMITTEE?

Yes. The Board of Directors established a Compensation Committee in September 2002. The Compensation Committee currently consists of two (2) directors. The directors who are currently serving on the Compensation Committee are Dr. Peter Conti and Dr. Axel Steudle. The Compensation Committee met one (1) time during Fiscal Year ended June 30, 2004 to review and discuss employee, officer and director compensation.

DOES THE COMPANY HAVE ANY OTHER STANDING COMMITTEES OF ITS BOARD OF DIRECTORS?

No. As of the date of this report, we do not have a nominating committee or any other committees of the Board of Directors.

DOES THE COMPANY HAVE ANY ADVISORY COMMITTEES?

Yes. We also have a Medical Advisory Board. The Medical Advisory Board is comprised of physicians that possess broad experience in various aspects of molecular imaging. The experience and reputation of these physicians provide a unique resource for informing other physicians in the medical community of the benefits and advantages of molecular imaging and the services we provide. In addition, the Medical Advisory Board provides educational services to our personnel and the medical community in general. The Medical Advisory Board is independent of the Board of Directors. Members of the Medical Advisory Board are consultants, and do not have fiduciary obligations to the Company in their role as members of the Medical Advisory Board. Any advice given to us by the Medical Advisory Board is not binding on the Company or our Board of Directors.

WHO IS PAYING THE COST FOR THIS PROXY SOLICITATION AND HOW IS THE SOLICITATION PROCESS CONDUCTED?

This proxy solicitation is being made on behalf of the Company, by the existing management. The Company will pay the expense of the proxy solicitation. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the annual meeting. We will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by our directors, officers and regular employees, none of whom will receive additional compensation for any such solicitation.

DO I HAVE DISSENTER’S RIGHTS?

No. None of the actions proposed to be taken at the annual meeting will entitle any stockholder to dissent and demand a right of appraisal or payment for their shares under the General Corporation Law of the State of Delaware.

HOW DO I MAKE A STOCKHOLDER PROPOSAL AT THE NEXT ANNUAL MEETING?

Proposals of stockholders that are intended to be presented by those stockholders at our fiscal year 2005 annual meeting and intended to be included in MIC’s proxy materials relating to our fiscal year 2005 annual meeting must be received by us at least 120 calendar days prior to the one year anniversary of the mailing date of this proxy statement. That date is on or about July 8, 2005. However, if we move the date for our fiscal year 2005 annual meeting by more than 30 days, stockholder proposals must be received within a reasonable time before we begin to print and mail our proxy materials for a proposal to be included in our proxy materials.

Any proposals must be in compliance with applicable laws and regulations and follow the procedures prescribed in the Securities and Exchange Commission’s Rule 14a-8 to be considered for possible inclusion in the proxy materials. Any shareholder proposals submitted to us after July 8, 2005, or a reasonable time before we mail our proxy for our next annual meeting, whichever is earlier, will be considered untimely and will be subject to discretionary voting authority by the proxy holder.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants the proxy holder discretionary authority to vote on any matter properly brought before the annual meeting.

HOW DO I OBTAIN MORE INFORMATION ABOUT THE COMPANY?

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Copies of this material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at the same address. You may read and download the filings of MIC over the internet at the Commission’s web site at http://www.sec.gov. You may also request copies of our filings by contacting our Secretary, c/o Molecular Imaging Corporation, 9530 Towne Centre Drive, Suite 120, San Diego, California 92121. Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “MLRI.OB.”

STOCK OWNERSHIP

HOW MUCH STOCK DO THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY OWN AND WHO ARE THE LARGEST OWNERS OF THE COMPANY’S STOCK?

As of October 18, 2004 we had two classes of stock outstanding, known as “common stock” and “Series C Convertible Preferred Stock.” The Series C Convertible Preferred Stock does not have voting rights. It is convertible at any time, at the election of the holder, into shares of common stock at 80% of the current market price of the common stock (70% during the occurrence of certain events of default), but at not less than $.05 per common share, nor more than $.25 per common share.

Since the beginning of the fiscal year, the Company experienced a significant concentration of ownership by its single largest stockholder. On June 8, 2004, the Company sold $1,100,000 of Series C Convertible Preferred Stock to Dragon Nominees Limited (“Dragon”). Dragon is a company organized under the laws of England and Wales. Dragon is controlled by Mr. Ivan Bradbury, a stockholder in MIC. Dragon has the right to convert the Series C Convertible Preferred Stock into shares of Company common stock at any time. Further, under the terms of the July 2002 Stock Purchase Agreement with Dragon, Dragon has a right of first refusal to purchase additional securities offered by the Company. Based on a Form 13D filed with the SEC immediately following the transaction, Mr. Bradbury acquired the shares with personal funds, and the acquisition brought Mr. Bradbury’s beneficial ownership of the Company’s common stock to 31.5%. The percentage of ownership can increase to over 40%, depending on the conversion price of the Series C Convertible Preferred Stock at the time of conversion. Based on its review of filings made with the SEC, the Company does not believe that Mr. Bradbury currently beneficially owns a majority of the common stock of the Company. However, this concentration of ownership allows Mr. Bradbury to exert significant influence over matters requiring stockholder approval.

The following table sets forth certain information regarding beneficial ownership of our stock as of October 18, 2004 (unless otherwise noted), (a) by each person who is known by us to own beneficially more than 5% of any class of our securities, (b) by each of our directors, and (c) by all of our officers and directors as a group. All figures for options or warrants include options or warrants vesting within 60 days after October 18, 2004.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class (1)

BENEFICIAL OWNERS OF MORE THAN 5% OF ANY CLASS OF SECURITIES

Common	Paul J. Crowe P.O Box 5005-21 Rancho Santa Fe, California 92067	5,537,406	(2)	9.59%

Common	Bernd Steudle 1 Muirfield House, Whinshill Court Cross Road Sunningdale, SL59RU Great Britain	4,971,238	(3)	8.77%

Common	Ivan Bradbury c/o MacFarlanes 10 Norwich Street London EC4A 1BD England	27,750,000	(4)	37.49%

Common	TOTAL FOR ALL OWNERS OF MORE THAN 5% OF SECURITIES	38,258,644	(5)	55.85%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class(1)

OFFICERS AND DIRECTORS

Common	Robert C. Bush	182,640	(6)	*

Common	Dr. Axel Steudle Elaesser Strasse #7 Pforzheim D-75173 Germany	331,875	(7)	*

Common	Kenneth C. Frederick	141,666	(8)	*

Common	Peter S. Conti, M.D., Ph.D. 1621 Hastings Heights Lane Pasadena, California 91107	184,625	(9)	*

Common	James Corlett	159,583	(10)	*

Common	Steven J. Davis	287,884	(11)	*

Common	Dennis Mulroy	63,469	(12)	*

Common	TOTAL FOR ALL EXECUTIVE OFFICERS AND DIRECTORS	1,351,742	(13)	1.28%

*	Less than one percent.
All shares are owned directly unless otherwise indicated.
(1)	Percentages are calculated based upon 56,267,801 shares of Common Stock outstanding as of October 18, 2004, and shares of Common Stock issuable upon exercise of stock options or conversion of warrants as October 18, 2004 or within 60 days after that date for the person or persons indicated. Unless otherwise noted above, the address of the beneficial owner is c/o Molecular Imaging Corporation, 9530 Towne Centre Drive, Suite #120, San Diego, California 92121.
(2)	Includes 1,417,265 shares issuable upon conversion of warrants and 33,333 shares issuable upon the exercise of stock options. Mr. Crowe resigned as our President, Chief Executive Officer and Chairman of the Board in September 2004 and his stock options will expire 90 days after such resignation date.
(3)	Includes 375,000 shares issuable upon the conversion of warrants. Bernd Steudle is the father of Axel Steudle who is a member of the Board of Directors.
(4)	Includes 4,000,000 shares issuable upon the conversion of warrants which Mr. Bradbury has assigned to Dragon Nominees Limited (“Dragon”), a company organized under the laws of England and Wales and for which Mr. Bradbury claims beneficial ownership. Also includes 13,750,000 shares issuable upon the conversion of shares of Series C Convertible Preferred Stock, based upon an effective conversion price of $.08 per common share on October 18, 2004, held in the name of Dragon, for which Mr. Bradbury claims beneficial ownership.
(5)	Includes 33,000 shares issuable on the exercise of outstanding stock options; 5,792,265 shares issuable on the conversion of warrants; and 13,750,000 shares issuable upon the conversion of Series C Convertible Preferred Stock (see note (4)).
(6)	Includes 105,000 shares issuable upon the conversion of stock options and 75,640 shares issuable upon the conversion of warrants.
(7)	Includes 121,875 shares issuable upon the conversion of stock options.
(8)	Mr. Frederick was nominated to the Board of Directors in June 2004 by Dragon pursuant to a contractual provision in a Securities Purchase Agreement, dated July 12, 2002, between Dragon and the Company. Mr. Frederick was appointed as our Chief Executive Officer in October 2004. Includes 41,666 shares issuable upon the conversion of stock options and 150,000 shares issuable upon the conversion of warrants. Mr. Frederick is not an affiliate of Dragon and disclaims any beneficial ownership of Company securities held by Dragon.
(9)	Includes 115,625 shares issuable upon the conversion of stock options and 69,000 shares issuable upon the conversion of warrants.
(10)	Includes 89,583 shares issuable upon the conversion of stock options.

(11)	Includes 107,900 shares issuable upon the conversion of stock options and 159,984 shares issuable upon the conversion of warrants.
(12)	Includes 63,469 shares issuable upon the conversion of stock options.
(13)	Includes 581,649 shares issuable upon the conversion of stock options and 454,624 shares issuable upon the conversion of warrants.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

HOW IS THE COMPENSATION FOR OUR EXECUTIVE OFFICERS DETERMINED?

Our Compensation Committee and Board of Directors determine the compensation of our executive officers. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. Our compensation philosophy is based on a base salary, an opportunity for bonuses, and a stock option program.

WHAT IS THE SUMMARY COMPENSATION FOR EXECUTIVE OFFICERS?

The following table sets forth compensation information for our chief executive officer, and our oher executive officers that were serving in that capacity and the end of the fiscal year. The figures include information for services rendered to us in all capacities during the past three fiscal years. Other than as set forth below, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, draws, bonus awards, and the number of stock options or warrants granted and other compensation whether paid or deferred. Reimbursement of out-of-pocket expenses is not included.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Comp. Awards
(a)	(b)	(c)	(d)	(e)	(g)
Name and Principal Position at June 30, 2004	Year Ending	Salary($)	Bonus($)	Other($)	Securities Underlying Options and Warrants(#)
Paul J. Crowe Chairman of the Board, CEO, President(1)	06/30/2004 06/30/2003 06/30/2002	200,000 200,000 200,000	0 0 0	0 0 0	0 100,000 0

Steve Davis(2) General Counsel and Secretary	06/30/2004 06/30/2003 06/30/2002	164,231 72,693 0	0 0 0	0 0 0	0 725,000 0

James Corlett(3) Regional Vice President, Sales and Marketing	06/30/2004 06/30/2003 06/30/2002	103,365 141,538 130,000	825 0 0	0 0 0	0 250,000 0

(1)	Mr. Crowe resigned as our President, Chief Executive Officer and Chairman of the Board in September 2004.
(2)	Mr. Davis has served as our General Counsel since December of 2002; our Corporate Secretary since October 2003; and our Vice President of Administration since October 2004.
(3)	Mr. Corlett served as our Vice President—Operations from March 2002 until July 2003. In July of 2003 Mr. Corlett was named our Vice President of Special Projects. In February 2004 Mr. Corlett was named our Regional Vice President, Sales and Marketing. In September of 2004 Mr. Corlett was named our acting Chief Operating Officer.

WHAT IS MIC’S PHILOSOPHY BEHIND GRANTING OF STOCK OPTIONS TO ITS EXECUTIVE OFFICERS?

We believe that we will only retain executives of caliber and experience if they are offered competitive compensation packages. Because we cannot afford to pay high cash salaries, the granting of options is a critical component of the overall compensation paid to our officers.

HOW MANY STOCK OPTIONS OR WARRANTS WERE GRANTED TO THE EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION TABLE IN THE LAST FISCAL YEAR?

There were no stock options or warrants granted to the executive officers named in the Summary Compensation Table during our fiscal year ending June 30, 2004.

DID ANY EXECUTIVE OFFICER NAMED IN THE SUMMARY COMPENSATION TABLE EXERCISE ANY OPTIONS OR WARRANTS IN THE LAST FISCAL YEAR?

No Executive Officer of the Company named in the Summary Compensation Table exercised any options or warrants during the fiscal year ended June 30, 2004. The following table sets forth information concerning the value of all exercisable and un-exercisable options and warrants held by those persons listed in the Summary Compensation Table as of June 30, 2004.

FISCAL YEAR-END OPTION AND WARRANTS

AS OF JUNE 30, 2004

Name and Job Title At June 30, 2004	Number of Securities Underlying Unexercised Warrants and Options(#)				Value of Unexercised In-the-Money Warrants and Options($)(1)
	Exercisable		Unexercisable		Exercisable	Unexercisable
Paul J. Crowe Chief Executive Officer(2)	1,450,598		66,667		$1000	$2000

Steve Davis General Counsel and Secretary	209,214	(3)	515,786	(4)	$750	$1500

James Corlett Regional Vice President, Sales and Marketing(5)	83,333		166,667		$2500	$5000

(1)	Calculated as the spread between the exercise price of in-the-money options or warrants and the market price of $0.20 per share as of July 1, 2004 (the first business day after June 30, 2004).
(2)	Mr. Crowe resigned as our President, Chief Executive Officer and Chairman of the Board in September 2004, all of his outstanding options expire in December 2004.
(3)	Includes 25,000 options at an exercise price of $.17 per share; 74,988 options at an exercise price of $.31 per share; and 119,988 warrants at an exercise price of $.29 per share.
(4)	Includes 50,000 options as an exercise price of $.17 per share; 175,012 options at an exercise price of $.31 per share; and 280,012 warrants at an exercise price of $.29 per share.
(5)	Mr. Corlett was appointed as our acting Chief Operating Officer in September 2004.

HAS THE COMPANY ENTERED INTO ANY EMPLOYMENT AGREEMENTS WITH ITS EMPLOYEES?

Yes. On October 12, 2004, the Board of Directors appointed Kenneth Frederick as Chief Executive Officer of the Company and entered into an employment agreement with Mr. Frederick. The terms of the employment agreement provide for (i) a base salary of $260,000 per annum; (ii) a term from October 12, 2004 until November 15, 2005, subject to certain Company termination rights and severance obligations; (iii) a housing allowance of $4,000.00 per month; and (iv) fringe benefits as received by other members of senior management of the Company. In connection with the employment agreement, the Company has issued Mr. Frederick 250,000 options under the Company’s 1999 Stock Option Plan. The options vest monthly over a period of 12 months and have an exercise price of $08 per share. The Company also issued Mr. Frederick 900,000 warrants to purchase Company common stock. These warrants also vest monthly over a period of 12 months and have an exercise price of (i) $.08 per share for the purchase of shares 1 to 300,000 vested and purchased; (ii) $.16 per share for the purchase of shares 300,001 to 599,999 vested and purchased; and (iii) $.24 per share for the purchase of shares 600,00 to 900,000 vested and purchased.

On December 1, 2002, we entered into an Employment Agreement with Steven J. Davis pursuant to which he became our General Counsel. The Employment Agreement provided for an initial salary to Mr. Davis of $135,000 per year. In addition, we agreed to grant to Mr. Davis options or warrants to purchase 650,000 common shares at a price of $0.31 per share for 250,000 options and $0.29 per share for 400,000 warrants. The options and warrants vest at a rate of 10,834 per month, commencing as of January 1, 2003. The options and warrants are exercisable until December 1, 2009.

On January 6, 1999, we entered into an Employment Agreement with James Corlett, our acting Chief Operating Officers. Upon executing the Employment Agreement, Mr. Corlett received a signing bonus consisting of 100,000 shares of our Common Stock. The Employment Agreement provided for an initial salary to Mr. Corlett of $85,000 per year. In addition, Mr. Corlett received an option to purchase 300,000 shares of our Common Stock, vesting 100,000 shares at the end of each of the first three years during the term of the Employment Agreement. The exercise price of these options was $1.91 per share. These options have subsequently expired.

On January 1, 1999, we entered into a five-year Employment Agreement with Paul J. Crowe, our former President, Chief Executive Officer, and Chairman of the Board. Mr. Crowe resigned from the Company in September 2004. Pursuant to this Employment Agreement Mr. Crowe received a salary of $200,000 for the fiscal year ended June 30, 2003.

WHO WERE THE DIRECTORS OF THE COMPANY IN FISCAL YEAR 2004?

The following table sets forth certain information with respect to our directors as of June 30, 2004.

Name	Age	Position At June 30, 2004
Paul J. Crowe	54	Chairman of the Board, Chief Executive Officer, President, Director
Robert C. Bush	77	Director
Dr. Axel Steudle	36	Director
Kenneth C. Frederick	58	Director
Peter S. Conti, M.D., Ph.D	47	Director

Paul J. Crowe served as our Chairman, Chief Executive Officer and President from December 1998 when he founded the Company until his resignation in September 2004. Mr. Crowe has over 30 years of business experience in sales, marketing, finance and management of high-tech medical instrumentation and services for the health care industry. Mr. Crowe resigned as an officer and director of the Company in September 2004

Robert C. Bush was appointed to serve as a director in March 2000. Since 1991, Mr. Bush has served as a consultant to, and private investor in, several medical and technology companies. From 1982 to 1990, Mr. Bush served as President and CEO of Sonics Research Corporation. Mr. Bush is not standing for re-election at the upcoming stockholder’s meeting.

Dr. Axel Steudle was appointed as a director in January 2002. Since January 2001 Dr. Steudle has been a private investor. From July 1998 through December 2000 he was a credit analyst with Landesbank Baden-Wurttemberg in Stuttgart, Germany, where he was responsible for a credit portfolio of approximately $1 billion.

From September 1995 through June 1998 he was a credit analyst with Bankgesellschaft in Berlin, Germany, where he was responsible for a credit portfolio of approximately $500 million. Dr. Steudle serves as the Chair of our Audit Committee and also serves on our Compensation Committee.

Kenneth C. Frederick was appointed as a director in June 2004 and as our Chief Executive Officer in October 2004. From January of 2003 to October 2004, Mr. Frederick was the Vice President, Business Development of Symmorphix, Inc, a company spun-off from Applied Materials, which commercializes materials for advanced electronics, optical displays and electrochemical applications. From May 2001 to January 2003. Mr. Frederick was Vice President, Business Development and Marketing for Picarro a company specializing in the development of laser based technology. From July 1999 to April 2001, Mr. Frederick was Vice President, Corporate Development and Strategy for Stratum Technologies, Inc., a software company specializing in a variety of internet based applications including application for the healthcare industry. Mr. Frederick was nominated to our Board of Directors by Dragon pursuant to a contractual provision in the Securities Purchase Agreement dated July 12, 2002 between Dragon and the Company. Mr. Frederick serves on our Audit Committee.

Peter S. Conti, M.D., Ph.D was appointed as a director in September 2002. Since 1991, Dr. Conti has been associated with the University of Southern California. He is currently Professor of Radiology, Clinical Pharmacy and Biomedical Engineering at the University of Southern California, as well as director of the USC Positron Imaging Science Center and Clinic. He also serves on the board of directors and is the President-Elect of the Society of Nuclear Medicine. Dr. Conti is Chairman of the Company’s Medical Advisory Board and serves on the Compensation Committee of the Board.

HOW ARE OUR DIRECTORS COMPENSATED?

Our “outside directors” do not receive any cash compensation other than reimbursement for expenses incurred in connection with serving on the Board of Directors and any committees. “Outside directors” are directors that are not employees of the Company, and include Mr. Bush, Dr. Steudle and Dr. Conti. Our “inside directors” are employees of the Company who are compensated as employees, but do not receive any cash compensation for serving on the Board of Directors. Our “inside director” is Mr. Frederick.

Our outside directors have received options to purchase shares of our common stock as compensation for their service on the Board as follows:

•	In April 1999, we granted each of our then serving directors an option to purchase 100,000 shares of our common stock under our 1999 Stock Option Plan, at a price of $2.50 per share, all vesting immediately, and expiring March 31, 2002. We granted Mr. Bush a similar option on January 1, 2000, at a price of $2.50 per share, all vesting immediately, and expiring December 30, 2002. Other then the grant to Mr. Bush, we did not compensate our directors during the fiscal year ended June 30, 2001.

•	In January 2003, we granted each of our then serving outside directors options to purchase 50,000 shares of our common stock at a price of $0.62 per share; with such options vesting immediately, having a ten year term, and expiring if not exercised within one year after such director discontinues service with the Company.

•	In April 2003, we granted two of our then serving directors an option to purchase 50,000 shares of our common stock, one our of then serving directors an option to purchase 55,000 shares of our common stock, and two of our of then serving directors an option to purchase 65,000 shares of our common stock under our 1999 Stock Option Plan, at a price of $0.17 per share, all vesting quarterly commencing July 10, 2003. These options expire ten years from the date of grant.

•	In October 2004, we granted all of our directors an option to purchase 60,000 shares of our common stock for serving on the Board, plus an additional 7,500 options for serving on a committee of the Board and 15,000 for serving a the Chairman of the committee. These options have an exercise price of $.09 per share; vest monthly; and expire ten years from the date of grant.

HOW ARE MEMBERS OF THE AUDIT AND COMPENSATION COMMITTEE COMPENSATED?

As with our Board of Directors, members of the Audit and Compensation Committee are reimbursed for expenses incurred in performing their services on these committees. The members of the Audit and Compensation Committee have not received any other cash for serving on such committees. The members of the Audit and Compensation Committee do receive additional stock options on an annual basis for their service on these committees.

HOW ARE MEMBERS OF OUR MEDICAL ADVISORY BOARD COMPENSATED?

We also have a Medical Advisory Board. The Medical Advisory Board is comprised of physicians that possess broad experience in various aspects of molecular imaging. The experience and reputation of these physicians provide a unique resource for informing other physicians in the medical community of the benefits and advantages of molecular imaging and the services we provide. In addition, the Medical Advisory Board provides educational services to our personnel and the medical community in general. Any advice given to us by the Medical Advisory Board is not binding on MIC or our Board of Directors.

We compensate members of our Medical Advisory Board by the grant of options to acquire our common stock under our 1999 Stock Option Plan or warrants to purchase our common stock. Members of the Medical Advisory Board typically receive the right to purchase 10,000 shares of our common stock for each year of service. The chairman of the Medical Advisory Board typically receives the right to purchase 30,000 shares of our common stock for each year of service. The exercise prices for options (or warrants) issued to the Medical Advisory Board have ranged between $.41 to $4.46 per share.

We have issued the following options and warrants to members of our Medical Advisory Board during 2002, 2003 and 2004:

•	On June 11, 2002, we issued to Dr. Conti warrants to purchase 69,000 shares of our common stock at a price of $0.58 per share for service on our Medical Advisory Board in 2001. These warrants are immediately exercisable and will expire in five years.

•	In October 2002 we granted 10,000 options each to seven members of our Medical Advisory Board, and 30,000 options to Dr. Conti, a member of our Board of Directors, as Chairman of the Medical Advisory Board, at a price of $0.74 per share for service on our Medical Advisory Board in 2001. These options vested immediately and are exercisable until November 30, 2004.

•	In December 2002 we granted 10,000 options each to seven members of our Medical Advisory Board at a price of $0.60 per share for service on our Medical Advisory Board in 2002. These options vested immediately and are exercisable until November 30, 2005.

•	In January 2004 we granted 10,000 options each to seven members of our Medical Advisory Board, and 30,000 options to Dr. Conti, a member of our Board of Directors, as Chairman of the Medical Advisory Board, at a price of $0.41 per share for service on our Medical Advisory Board in 2003. These options vested quarterly and are exerciseable until January 13, 2014.

We also reimburse our Medical Advisory Board members for expenses actually incurred in connection with serving on the Medical Advisory Board.

HAVE THE DIRECTORS, OFFICERS, AND GREATER THAN TEN PERCENT STOCKHOLDERS OF THE COMPANY COMPLIED WITH SECTION 16(a) OF THE EXCHANGE ACT?

Section 16(a) of the Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year 2004, and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 2004, all of the directors, officers and beneficial owners of more than 10% of the Company’s common stock filed, on a timely bases, all reports required by Section 16(a), except as follows. During fiscal year 2004, Brnd Steudle, the father of Axel Steudle, a member of our Board of Directors, was late on one occasion in filing a Schedule 13D and a Form 5 with the SEC for the periods in which Brnd Steudle held 10% more of the shares of our outstanding Common Stock.

HOW MANY TIMES DID THE BOARD OF DIRECTORS MEET DURING THIS PAST FISCAL YEAR?

During the fiscal year ending June 30, 2004, there were twenty two (22) meetings of the Board of Directors.

ARE THERE ANY EXECUTIVE OFFICERS OF MIC WHO ARE NOT MEMBERS OF OUR BOARD OF DIRECTORS?

Yes. The table below shows executive officers of the Company as of June 30, 2004 (or as otherwise indicated) who are not members of our board of directors. There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

Name	Age	Position at June 30, 2004
James Corlett	60	Regional Vice President, Sales and Marketing
Steven J. Davis	38	General Counsel and Secretary
Dennis M. Mulroy	49	Chief Financial Officer

James Corlett has served as our Vice President of Fixed Site Operations since July 2003 and from March 2002 to July 2003. Prior to that time he was the Vice President of Business Development for a subsidiary of the Company from June 2001 to March 2002 and Vice President—Operations of the Company from June 1999 to June 2001. Before joining the Company he was Vice President—Regional Sales with American Shared Hospital Services, and following that company’s acquisition, he was Vice President—National Accounts and Business Development with Alliance Imaging. Mr. Corlett is currently the acting Chief Operating Officer of the Company.

Steven J. Davis has served as our General Counsel since December 2002; our Corporate Secretary since October 2003; and our Vice President of Administration since October 2004. Prior to joining the Company, from May 2000 until November 2002, Mr. Davis served as legal counsel to Leap Wireless International, Inc., a publicly traded wireless company and Qualcomm spin-off. Before joining Leap, from November 1996 to April 2000, Mr. Davis practiced transactional and corporate law at Luce, Forward, Hamilton & Scripps LLP, a national full service law firm headquartered in San Diego.

Dennis M. Mulroy has served as our Chief Financial Officer since January 2004. Prior to joining the Company, from November 2001 to June 2003, Mr. Mulroy was the Chief Financial Officer at SeraCare Life Sciences, Inc. a publicly traded life sciences company. From January 2001 to November 2001, Mr. Mulroy served as the Chief Financial Officer of Bioceutix Inc., a privately held developer of skin treatment products. From August 2000 to January 2001, Mr. Mulroy served as Chief Financial Officer of Bidland Systems, a privately held application service provider for e-commerce. From February 2000 to June 2000, Mr. Mulroy served as the Chief Financial Officer of Enhanced Information Services, a privately held medical products and services provider over the Internet. From August 1999 to February 2000, Mr. Mulroy served as Vice President and assistant corporate secretary of Tele-Pacific Communications, a privately held full service telecommunication provider. Mr. Mulroy is a Certified Public Accountant in the State of California and started his career at Ernst & Young.

DOES THE COMPANY HAVE A CODE OF ETHICS?

In August 2004 the Board of Directors adopted a Code of Ethics for its Principal Executive Officer and Senior Financial Officers (the “Code”). The Code is designed to set forth particular standards of conduct that the Company requires its principal executive officer and its senior financial officers to follow. Any activity by a principal executive officer or senior financial officer of the Company contrary to the Code is prohibited and is not within the scope of employment or authority of such persons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are transactions that occurred, or existed during fiscal year 2004 between the Company and its officers, directors or certain security holders:

Paul J. Crowe, the former President, CEO and a director of our company, is the Chairman, a director and majority shareholder of the London Radiosurgical Centre Ltd. (“LRC”). LRC is located in London, England. The Company paid LRC approximately $211,612 during the fiscal year ended June 30, 2002 and $228,637 during the fiscal year ended June 30, 2001. The highest amount due from LRC to the Company during fiscal year ended June 30, 2004 was $127,123. There is a balance due from LRC to the Company in the amount of $93,112 as of June 30, 2004. This amount due from LRC is covered by a continuing corporate guarantee from Paul Crowe and Neurotechnologies International, Inc. (“NTI”), an entity controlled by Mr. Crowe.

The Company entered into a Memorandum of Agreement effective as of June 1, 1999 restructuring an 8% interest in a subordinated equity participation in LRC. The market value of the subordinated equity participation is not readily determinable, and is recorded at cost in the amount of $200,000. The original agreement provided for distributions of cash, if any, including interest at a rate of 15% per annum, up to the amount of the investment plus accrued interest, after which the Company was to receive its proportionate share of 60% of net distributable income. According to the terms of the participation agreement, net income available for distribution is equal to net income less equipment financing payments, operating expenses, reserve capital and taxes. The Memorandum of Agreement provides for a distribution to the Company of 8.42% of LRC’s net distributable cash flow, until a total of $210,573 has been distributed and then the distribution of 5.05% of net distributable cash flow, subject to future dilution. The Memorandum of Agreement stopped the accrual of interest at June 1, 1999. At the date of the Memorandum of Agreement, the Company canceled $47,447 of accrued interest from the original investment and at September 30, 2002, accrued interest on the investment was $10,573. This investment is also covered by a continuing corporate guarantee from Paul Crowe and NTI.

On August 23, 2000, Robert Bush loaned the Company $200,000 at a rate of eight percent (8%) per year, evidenced by a subordinated note. This loan was renegotiated and under the terms of the new loan, dated October 11, 2000, it became an eight percent (8%) loan in the amount of $200,000 due on or before December 11, 2000. This loan’s due date has been extended several times. On March 23, 2001 the Company issued Mr. Bush a warrant to purchase 50,000 shares of common stock at a price of $0.44 per share, expiring August 31, 2003 in connection with one of these extensions. The note was extended again in December 2001. In consideration for this extension we issued Mr. Bush a warrant to purchase 35,000 shares of common stock at a price of $0.50 per share, expiring December 1, 2004. In December 2001 we also issued Mr. Bush a warrant to purchase 40,640 shares of common stock at a price of $0.50 per share, expiring December 1, 2004, in lieu of accrued interest on this note. In January 2002, we began repaying the note at a rate of $10,000 per month. The highest amount due under the note during the fiscal year ended June 30, 2004 was $100,000. As of October 18, 2004, the amount outstanding under this note was approximately $73,000.

On July 23, 2003, we entered into an Operating Agreement with Paul Crowe and Jeffrey Rush, who is also one of our former directors, for the formation and operation of Molecular Imaging Cyclotron LLC, a Delaware limited liability company (“Cyclotron LLC”). Under the terms of the Operating Agreement, the Company owns 66 2/3% of the equity of Cyclotron LLC, and Mr. Crowe, Mr. Rush, and a third unaffiliated investor, together own 33 1/2% of the equity of Cyclotron LLC. The Company has contributed $500,000 to Cyclotron LLC and Mr. Crowe and Mr. Rush, together with the unaffiliated third party investor, have contributed $250,000 to Cyclotron LLC. On August 15, 2003, Cyclotron LLC completed the purchase of the cyclotron located in San Diego, California from Vital Imaging, Inc. for $1,000,000 and the assumption of an equipment lease in the amount of approximately $2,100,000. On August 15, 2003, Cyclotron LLC entered into an Asset Purchase and LeaseBack Agreement (the “UCSD Agreement”) with The Regents of the University of California (the “Regents”) pursuant to which Cyclotron LLC agreed to sell and leaseback the cyclotron and certain related assets to the Regents for a purchase price of $750,000 and the Regents assumption of the equipment lease in the amount of approximately $2,100,000. Under the terms of the UCSD Agreement, the Regents also have the right to contribute the cyclotron assets to Cyclotron LLC in exchange for a membership interest in Cyclotron LLC. Cyclotron LLC produces, markets and sells FDG to third party providers and users of MI services, including the Company and its subsidiaries.

In June 2004, the Company entered into a Subscription Agreement with Dragon Nominees Limited (“Dragon”) and consummated the sale to Dragon of $1,100,000 of Series C Convertible Preferred Stock. Ivan Bradbury is deemed to beneficially own the shares held by Dragon. The Company also issued to Dragon warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $0.25 per share, expiring in three years.

See Also “Employment Agreements”

INDEPENDENT PUBLIC ACCOUNTANTS

Peterson & Co., LLP audited MIC’s financial statements for the fiscal year ended June 30, 2004, as it has since it was first engaged by the Company in December 1998. The audit committee has not yet made the selection of independent accountants to perform the audit for fiscal year 2005. Representatives of Peterson & Co., LLP are not expected to be present at the 2004 Annual Meeting of Stockholders.

AUDIT FEES

The aggregate fees billed by Peterson & Co., LLP for professional services rendered for the audit of our annual financial statements for fiscal year ended June 30, 2003 and June 30, 2004, and the reviews of the financial statements included in our Forms 10-QSB and other Securities and Exchange Commission filings, were approximately $138,000 and approximately $129,000 (as of June 30, 2004), respectively.

AUDIT-RELATED FEES

The aggregate fees billed by Peterson & Co., LLP for professional services rendered for audit related fees for the fiscal year ended June 30, 2003 and June 30, 2004 were $0 and $0, respectively.

TAX FEES

The aggregate fees billed by Peterson & Co., LLP for professional services rendered for tax fees for the fiscal year ended June 30, 2003 and June 30, 2004 were $0 and $0, respectively.

ALL OTHER FEES

There were no other fees billed by Peterson & Co., LLP for the fiscal year ended June 30, 2003 or June 30, 2004 other than the fees described above.

The Audit Committee has complied with the requirement to engage and approve in advance the audit of the Company’s financial statement and has approved of Peterson & Co., LLP as our independent auditors for the year ending June 30, 2004.

The Audit Committee has adopted a policy requiring that any and all non-audit services to be performed for the Company by the Company’s independent auditors must be pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The information contained in this audit committee report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The following is the report of the Audit Committee with respect to MIC’s audited financial statements for the fiscal year ended June 30, 2004.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Peterson & Co., LLP, the Company’s independent auditors.

The Audit Committee has discussed with Peterson & Co., LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, Peterson & Co., LLP, has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Peterson & Co. their independence.

Based on our review of the consolidated financial statements and discussions with and representations from management and Peterson & Co., the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Molecular Imaging Corporation’s Annual Report on Form 10-KSB for fiscal year 2004 for filing with the Securities and Exchange Commission.

Audit Committee

Dr. Axel Steudle, Chairman

Kenneth C. Frederick

October 2004

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is presently composed of four members, three of which are standing for election at the upcoming fiscal year 2004 Annual Stockholder’s Meeting. Mr. Bush has notified the Company that he does not desire to stand for re-election.

All of the directors are elected at the annual meeting of stockholders and hold office until our next annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors proposes that the nominees described below be re-elected for a new term as directors until our next annual meeting of stockholders and until their successors are duly elected and qualified.

If, for any reason, the nominees become unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for substitute nominees. It is not anticipated that the nominees will be unavailable for election.

The following sets forth information as to each nominee for election at the annual meeting, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, period of service as one of our directors and any legal proceedings during the past five years that are material to that person’s evaluation as a director or nominee for director.

DIRECTOR NOMINEES:

The following table sets forth certain information with respect to our director nominees as of October 28, 2004.

Name	Age	Position
Dr. Axel Steudle	36	Director
Peter S. Conti, M.D., Ph.D.	47	Director, Chair of Medical Advisory Board
Kenneth C. Frederick	58	Director, Chief Executive Officer

Dr. Axel Steudle was appointed as a director in January 2002. Since January 2001, Dr. Steudle has been a private investor. From July 1998 through December 2000 he was a credit analyst with Landesbank Baden-Württemberg in Stuttgart, Germany, where he was responsible for a credit portfolio of approximately $1 billion. From September 1995 through June 1998 he was a credit analyst with Bankgesellschaft in Berlin, Germany, where he was responsible for a credit portfolio of approximately $500 million. Dr. Steudle serves on our Audit Committee and Compensation Committee.

Kenneth C. Frederick was appointed as a director in June 2004 and as our Chief Executive Officer in October 2004. From January of 2003 to October 2004, Mr. Frederick was the Vice President, Business Development of Symmorphix, Inc, a company spun-off from Applied Materials, which commercializes materials for advanced electronics, optical displays and electrochemical applications. From May 2001 to January 2003. Mr. Frederick was Vice President, Business Development and Marketing for Picarro a company specializing in the development of laser based technology. From July 1999 to April 2001, Mr. Frederick was Vice President, Corporate Development and Strategy for Stratum Technologies, Inc., a software company specializing in a variety of internet based applications including application for the healthcare industry. Mr. Frederick was nominated to our Board of Directors by Dragon pursuant to a contractual provision in the Securities Purchase Agreement dated July 12, 2002 between Dragon and the Company. Mr. Frederick serves on our Audit Committee.

Peter S. Conti, M.D., Ph.D was appointed as a director in September 2002. Since 1991, Dr. Conti has been associated with the University of Southern California. He is currently Professor of Radiology, Clinical Pharmacy and Biomedical Engineering at the University of Southern California, as well as director of the USC Positron Imaging Science Center and Clinic. He also serves on the board of directors and is the President-Elect of the Society of Nuclear Medicine. Dr. Conti is Chairman of the Company’s Medical Advisory Board and serves on the Compensation Committee of the Board.

The affirmative vote of a plurality of the stockholders present and entitled to vote, whether in person or by proxy, is required for the election of the nominees for directors named above.

BOARD PROPOSAL. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FOR DIRECTORS NAMED ABOVE, EACH FOR A TERM OF ONE YEAR, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

OTHER BUSINESS

Our Board of Directors is not aware of any matters to be presented at the annual meeting other than those set forth in the notice enclosed with this proxy statement. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote at that time and, with respect to such matters, in their discretion. The approval of any other matters will require the affirmative vote of the majority of the stockholders present and entitled to vote, in person or by proxy, at the annual meeting where a quorum is present, or such greater vote as may be required by our Amended and Restated Certificate of Incorporation, as amended, our By-laws or the General Corporation Law of the State of Delaware.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED OCTOBER 28, 2004. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THE DATE INDICATED FOR SUCH INFORMATION OR, IF NO SUCH DATE IS PROVIDED, THE DATE OF THIS PROXY STATEMENT. OUR BUSINESS FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE SUCH DATE.

By order of the Board of Directors,

By:	/s/ STEVEN J. DAVIS
Steven J. Davis Secretary

October 28, 2004

Molecular Imaging Corporation

9530 Towne Centre Drive, Suite 120

San Diego, California 92121

Whether you expect to be present in person at the annual meeting, please MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. You may revoke your proxy, in the manner specified within this proxy statement, at any time before the shares it represents are voted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF MOLECULAR IMAGING CORPORATION

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

MOLECULAR IMAGING CORPORATION, TO BE HELD TUESDAY, DECEMBER 14, 2004

The undersigned stockholder of Molecular Imaging Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated October 28, 2004. The undersigned hereby appoints Kenneth C. Frederick and Steven J. Davis, proxies and attorneys-in-fact, with full power of substitution for each, on behalf of and in the name of the undersigned, to represent the undersigned at the fiscal year 2004 Annual Meeting of Stockholders of Molecular Imaging Corporation to be held on Tuesday, December 14, 2004, at 10 A.M., local time, at the Company’s corporate offices located at 9530 Towne Centre Drive, Suite 120, San Diego, California 92121 and at any adjournment(s) of the annual meeting, and to vote all shares of common stock that the undersigned would be entitled to vote as if they were personally present, on the matters set forth below, and such other business as may properly come before the annual meeting or any adjournment(s) of the annual meeting. If no direction is made, this proxy form will be voted FOR the approval of the proposal below.

☒	Please mark votes as in this example.

1.	The election of three directors, each for a term of one year.

NOMINEES: 01 - Dr. Axel Steudle, 02-Peter Conti, M.D., P.h.D, 03-Kenneth C. Frederick	☐	FOR All Nominees
	☐	Withhold All Nominees
	☐	Withhold authority to vote for any individual nominee, write number(s) of nominee(s) below. Use number only:

The undersigned hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated October 28, 2004.

Dated: 2004	Signature

Signature (if held jointly)

Note: Please sign exactly as name (or names) appear on this card. When shares are held by joint tenants, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.